Exhibit 10.1

THIS RELEASE MUST BE SIGNED AND RETURNED TO CHARLIE WHITAKER
BY JULY 28, 2017. YOU MAY REVOKE THIS RELEASE WITHIN 7 DAYS AFTER
YOU SIGN IT BY SUBMITTING A WRITTEN REVOCATION TO CHARLIE
WHITAKER.

AGREEMENT AND GENERAL RELEASE
Altria Group, Inc. (“Company”) and you, Denise F. Keane, agree as follows:
Based on your retirement date of July 1, 2017, you acknowledge that your employment with the Company will end on June 30, 2017 (your “Departure Date”). The effective date of this agreement shall be July 1, 2017.
Section 1 - Benefits and Consideration

(a)	Benefits

Following your Departure Date, you will be entitled to payments, contributions and benefits under the normal terms and conditions of the Company’s benefit plans and compensation arrangements, as they may be amended, modified or terminated any time in the manner prescribed by the plan documents. You acknowledge and agree that you will not be eligible to make any further contributions to, nor will you receive any additional contributions, credits, or accruals under, the Company’s retirement plans with respect to periods following your Departure Date.

(b)	Acknowledgement of Consideration In Exchange For Release

In exchange for your promises in this Agreement and General Release (“Release”), the Company, having obtained the appropriate approvals from the Compensation Committee of the Board of Directors of the Company, will pay you a prorated incentive compensation award under the Management Incentive Compensation Plan (“IC Plan”) for 2017 in the amount of $462,100.00. This represents six (6) months of service in 2017, calculated based on individual and Company performance ratings at target and subject to satisfaction of the performance goals established pursuant to Section 162(m) of the Internal Revenue Code. This amount will be payable in early 2018, and no later than March 15, 2018, and is subject to applicable withholding.
Section 2 - Consulting Services
For a period of up to one year following your Departure Date, you agree to make yourself available to the Company, upon its request, to perform legal advisory consulting services. Any such services would be limited in scope and duration and would be subject to your personal schedule and other commitments. If the Company requests such services, the full terms of such consulting services will be mutually agreed upon between the Company and you.
Section 3 - Your Complete Release of Claims

(a)	In General

In exchange for the payments and consideration set forth in Section 1(a) above, you agree to waive all claims you may now have against the Company and the Released Parties (defined below). You also forever release and discharge the Company and such Released Parties from liability for any claims or damages you may have against them. The foregoing waiver and release includes all claims of any kind, whether they are known to you or unknown, except for (i) claims that cannot be waived or released under the law, (ii) any claim that relates to your right to enforce this Release, or (iii) any claim that may arise after you sign this Release. Examples of claims waived and released by you include, but are not limited to, claims under the Age Discrimination in Employment Act (ADEA), the Employee Retirement Income Security Act (ERISA), and all other federal, state and local laws related to employment.

(b)	Released Parties

The Released Parties are the Company, all affiliated companies, parents, divisions or subsidiaries, and, with respect to each of them, all of the Company’s or such related entities’ predecessors and successors, and, with respect to the Company and each entity described above, all of their past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this paragraph.

(c)	Right to Revoke

You may revoke this Release within 7 days after signing it by submitting a written revocation to Charlie Whitaker, in which case this Release will be canceled and of no force or effect, and you will not be entitled to receive the consideration provided in exchange for executing this Release.
Section 4 - Your Promises

(a)	Whistleblower Claims and Other Government Investigations

Nothing in this Release or in any agreement referenced herein does, or is intended to, restrict your ability (with or without prior notice to or authorization by the Company) to raise in good faith or participate in an investigation regarding any potential violation of law or regulation with the Securities and Exchange Commission (SEC), the Equal Employment Opportunity Commission (EEOC), the Occupational Safety and Health Administration

(OSHA), the U.S. Food and Drug Administration (FDA), or any other state or federal governmental or regulatory agency. This Release also does not prevent you from making other disclosures protected by law under the whistleblower provisions of any state or federal statutes or regulations. Any such disclosures should be made only to parties authorized to investigate the potential violation and limited to information that is reasonably related to the alleged violation and/or specifically requested by the investigating agency.

(b)	Confidential Information

You agree that any disclosure of confidential information concerning the Company’s operations, business methods or employees made to any governmental or regulatory agency will be limited to Confidential Information that is reasonably related to the alleged violation and/or specifically requested by the investigating agency. You also agree that the disclosure(s) will be made only to such parties authorized to investigate the potential violation.

(c)	No Future Lawsuit for Released Claims

You further agree not to file any lawsuit, demand for arbitration, or any other adversarial or administrative proceeding seeking personal relief (individually, with others, or as part of a putative class) in the future pursuing any of the Claims released and discharged in this Release. You acknowledge and understand that you are expressly waiving your right to any personal relief for Claims released and discharged in this Release to the fullest extent permitted by law, including but not limited to lost wages, salary, benefits, money damages, attorneys’ fees, costs, reinstatement, or any other legal or equitable relief whatsoever, even if sought on your behalf by any governmental agency or any person claiming to represent you and/or any member of a putative class.

(d)	Records Management

You certify that you have properly preserved and retained all records of the Company within your possession or control that are needed for business or legal purposes in accordance with the Company’s policies and other applicable guidance addressing records management.

(e)	Certification of Compliance

By your signature below, you certify to the best of your knowledge that, during your employment with the Company, you have not engaged in conduct that violated the Company’s policies or applicable laws. You also certify that, during your employment with the Company, you have been afforded the opportunity to report to the Company any alleged violations of its policies or applicable laws, and that to the best of your knowledge there is no violation of which you are aware that has not been reported to the Company or to the proper investigating authority.

(f)	Indemnification

The Company and you acknowledge and agree that the Company’s restated Articles of Incorporation provide for the exculpation, indemnification and the advancement and reimbursement of legal and other expenses for former officers and directors among other eligible persons.

(g)	Non-Disparagement and Cooperation

Except for disclosures described in Section 4(a), you agree not to make any disparaging, derogatory, or defamatory statements to anyone, whether spoken or written, about the Company or its affiliates, their respective products or services, or any of their respective current or former officers, directors, or employees. You also agree not to voluntarily aid or assist any legal action or proceeding filed by third parties against the Company or any of its affiliates or their directors, officers or employees, unless your participation is protected under the law or authorized by Section 4(a). Nothing in this Release prevents you or the Company from responding truthfully to a lawfully-issued subpoena, court order or other lawful request by any regulatory agency or governmental authority.
To the extent consistent with applicable law, you agree to cooperate reasonably and truthfully with the Company and its affiliates (in your capacity as a former employee of the Company and not as a practicing attorney) in the prosecution, defense, or pursuit of any matter in which you were involved.

(h)	Confidentiality and Non-Competition

You acknowledge you have executed a previous agreement or agreements (“Prior Agreement”) with the Company, its affiliates, or a predecessor to such companies, relating to confidentiality of information or non-competition obligations. This includes the Executive Confidentiality and Non-Competition Agreement dated February 4, 2011 and attached hereto. You acknowledge and agree that, to the extent applicable and not contrary to the terms of this Release, the terms of such Prior Agreement shall remain in full force and effect.

(i)	Notice of Request for Disclosure

Unless it would impede your ability to communicate directly with any governmental or regulatory agency, including the Securities and Exchange Commission, regarding the issues set forth in Section 4(a), in the event you are lawfully issued a subpoena or court order or other lawful request by a regulator or governmental authority related to your employment with the Company or its affiliates, you will give the Company at least 10 days’ notice prior to the time noticed for such disclosure, unless such notice is impossible, in which case, you will give the Company immediate notice within not more than 24 hours after you receive any such subpoena, court order or request.

(j)	Implementation

You agree to sign any documents and do anything else that is necessary in the future to implement this Release.
Section 5 - Consequences of Violating Your Promises
The promises and representations you made in Section 4 are a material inducement for the Company to enter into this Release. If the Company determines you have violated a promise in Section 4 or that if any representation you made in Section 4 was false when made, the Company will notify you of such violation. You agree that you will forfeit any future payments provided as consideration for this Release and that you will reimburse the Company, upon its request and as allowed by applicable law, for any amounts previously paid to you or on your behalf because you signed this Release and to pay any other damages, reasonable costs, expenses, and attorneys’ fees that the Company or any of the other Released Parties may incur as a result of your breaching any promise you made in Section 4 of this Release or if any representation you made in Section 4 of this Release was false when made.
Section 6 - Consideration of Release
You acknowledge that before deciding to sign this Release, you were given a period of at least 21 calendar days to consider this Release. If you choose to execute this Release prior to the expiration of the 21 day period, you acknowledge that you were afforded a period of at least 21 days to consider this Release before executing it and your execution prior to the expiration of the 21 day period is your free and voluntary act. You further acknowledge that the Company encouraged you to discuss this Release with your attorney before signing it and that you had the opportunity to do so to the extent you deemed it appropriate. You further acknowledge that you (a) carefully read this Release; (b) fully understand it; and (c) enter into it voluntarily and without relying on any promises, statements or representations by the Company or its employees.
Section 8 - Miscellaneous

(a)	Entire Agreement

Except for the Prior Agreement and as otherwise noted in this Release, this Release constitutes the entire agreement between you and the Company. This Release may not be modified or canceled in any manner except by a writing signed by both you and an authorized Company official. You acknowledge that the Company has made no representations or promises to you other than those in this Release. If any provision in this Release is found to be invalid or unenforceable, all other provisions will remain fully enforceable.

(b)	Successors

This Release binds your heirs, administrators, representatives, executors, successors, and assigns, and anyone else claiming through you or on your behalf, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

(c)	Interpretation and Governing Law

This Release shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against you or any of the Released Parties. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Release. This Release shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia applicable to contracts made and to be performed therein, without giving effect to conflict of laws principles.

BY SIGNING BELOW, THIS RELEASE IS AGREED TO AND VOLUNTARILY ACCEPTED BY:

Date:	June 29, 2017	/s/ DENISE F. KEANE
Denise F. Keane
Personnel #: 00001718

Date:	June 29, 2017	/s/ CHARLES N. WHITAKER
Senior Vice President
Human Resources,
Compliance and IS
Altria Group, Inc.
On behalf of the Company